Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use by Presidio Production Company, of our name and to the inclusion and references to our reports, or information contained therein, dated September 20, 2026. We hereby further consent to the reference to our firm in the Post-Effective Amendment No. 1 to the Registration Statement, including in the prospectus under the heading “Experts.”

PINNACLE ENERGY SERVICES, LLC

/s/ Candace Cantrell
Candace Cantrell, P.E.